Exhibit 10.27

Statement of Work

MetzOhanian 1320 Arrow Point Dr Suite 501 #TW100 Cedar Park, TX 78613

SOW 01 for Computer Software Consulting and Development Master Services Agreement with Petroteq Energy, Inc.

Date	Services Performed By:	Services Performed For:

June 5, 2018	MetzOhanian	Petroteq Energy, Inc.
	1320 Arrow Point Dr	4370 Tujunga Ave
	Suite 501 #TW100	#320
	Cedar Park, TX 78613	Studio City, CA 91604

This Statement of Work (SOW) is issued pursuant to the Computer Software Consulting and Development Master Services Agreement between Petroteq Energy, Inc. (“Client”) and MetzOhanian (“Consultant”), effective June 5, 2018 (the “Agreement”). This SOW is subject to the terms and conditions contained in the Agreement between the parties and is made a part thereof. Any term not otherwise defined herein shall have the meaning specified in the Agreement. In the event of any conflict or inconsistency between the terms of this SOW and the terms of this Agreement, the terms of this SOW shall govern and prevail.

This SOW # 01 (hereinafter called the “SOW”), effective as of June 5, 2018, is entered into by and between Consultant and Client, and is subject to the terms and conditions specified below. The Exhibit(s) to this SOW, if any, shall be deemed to be a part hereof. In the event of any inconsistencies between the terms of the body of this SOW and the terms of the Exhibit(s) hereto, the terms of the body of this SOW shall prevail.

Period of Performance

The Services shall commence on June 5, 2018, and shall continue no later than August 10, 2018.

Engagement Resources

Noah Smith: Systems engineering, systems architecture

Bryan Freeman: Software Architect, blockchain, supply chain

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Scope of Work

This SOW encompasses initial discovery and project technical evaluation. The goal is to better define the project’s business requirements, identify the high-level software and architectural components of any necessary systems, and provide rough estimation of the scheduling and cost to complete a development project that meets Client’s needs. To that end, Consultant shall provide Services as follows:

●	Technical guidance and consulting to scope and estimate the development work necessary to implement an MVP of a blockchain-based petrochemical supply chain application.
●	Technical guidance and consulting to scope and estimate the features and viability of market extensions to the aforementioned work necessary to monetize the application as a platform for external business engagement and development.

Deliverable Materials

Below is a list of target deliverables for the SOW. The deliverables will be completed in the order of importance, as determined by the Client during the initial kick-off meeting on the first day of engagement, until the SOW’s estimated time of 80 hours is exhausted. Deliverables not completed by the end of the engagement will be considered out-of-scope.

The will proceed in the order of importance as determined by the Client during the first engagement meeting on the first day on which work commences and shall proceed until the estimated time of 80 hours is

●	Documentation identifying the major business requirements of the software project
●	A prioritized list of features necessary to meet the business requirements
●	An initial calendar schedule for the delivery of the MVP scope
●	Documentation identifying, at a high level, the architectural components recommended for use in completing the software project.
●	Proof-of-concept software implementing a key feature or architectural component.

Consultant Responsibilities

●	The Consultant agrees to notify the Client of project delays as soon as they become known.
●	If written estimates have been provided, the Consultant will notify the client of potential cost overruns as soon as they become known so that adjustments can be made as necessary. The Consultant will not exceed the total prior estimate without written agreement from the Client to proceed.
●	The Consultant will bill time spent in 15-minute increments.

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Client Responsibilities

●	The Client is responsible for paying all invoices by the agreed upon date. Failure to pay an invoice will result in an immediate work stoppage as per the terms of the Agreement.
●	The Client must provide the Consultant with necessary project information, assist the Consultant by scheduling and participating in necessary information gathering sessions with the Client and their End Users, and otherwise act in good faith in an effort to complete the project in a timely and cost-effective manner.

Fee Schedule, Estimate, and Calendar

This engagement will be conducted on a Time & Materials basis. An estimate for the total services will be provided below. Any estimates are not quotes; they are provided only for the purposes of project planning.

Consultant will provide 2 resources based on the following rate structure:

Item Description	Number of Resources	Hourly Rate
Business requirements and platform architecture discovery	1	$175
Network and security infrastructure discovery	1	$175

The estimated time for this effort is 80 hours ($14,000), produced over no more than 3 weeks, and shall not exceed this amount or time unless instructed by the Client in writing.

Out-of-Pocket Expenses / Invoice Procedures

Client will be invoiced up-front for $10,000, due before engagement begins. The remainder of the estimate ($4,000) will be included in a subsequent standard invoice. If the Client wishes to extend the engagement, subsequent invoices shall be submitted monthly in arrears, referencing this Client’s SOW Number to the address indicated above, or to another location of the Client’s choosing. Each invoice will reflect charges for the time period being billed.

Client will be invoiced all costs associated with out-of-pocket expenses (including, without limitation, costs and expenses associated with meals, lodging, local transportation and any other applicable business expenses) listed on the invoice as a separate line item. Invoices are due within 30 days of receipt.

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Service Level Agreement

●	Provide at least 80 hours consulting resources within 3 weeks of engagement, during normal business hours
●	Normal business hours are 10 AM to 6 Pm CST, Monday through Friday, excluding Federal Holidays, and other Holidays as observed by MetzOhanian.

Intellectual Property

Upon full payment for work undertaken, Consultant agrees to assign to the Client, or its designee, all right, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements, designs, drawings, discoveries, algorithms, formulas, computer code, ideas, trademarks, or trade secrets, whether or not patentable or registrable under patent, copyright or similar laws, related to the Client’s business, which the Consultant may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, with the use of Client’s equipment, supplies, facilities, assets, or confidential information, or which may arise out of any research or other activity conducted under the direction of the Client.

Consultant understands and agrees that (i) all original works for authorship which are made by Consultant (solely or jointly with others) within the scope of the Client’s business which are protectable by copyright are “works made for hire,” as that terms is defined in the United States Copyright Act and (ii) the decision whether or not to commercialize or market any Intellectual Property is within the Client’s sole discretion and for the Client’s sole benefit and that no royalty or other consideration will be due to the Consultant as a result of the Client’s efforts to commercialize or market any such Intellectual Property.

IN WITNESS WHEREOF, the parties hereto have caused this SOW to be effective as of the day, month and year first written above.

MetzOhanian		Petroteq Energy, Inc.

By:	/s/ Chad Porter	By:	/s/ Aleksandr Blyumkin
Name:	Chad Porter	Name:	Aleksandr Blyumkin
Title:	Managing Partner	Title:	Chairman
Date:	6/05/2018	Date:	06/06/2018

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